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                                                                    EXHIBIT 99.1


                            [ANDRX CORPORATION LOGO]

ANDRX GENERIC PRILOSEC HELD TO INFRINGE VALID PATENTS; ANDRX COMMENTS ON COURT DECISION, RELATED Q3 CHARGE AND OUTLOOK

FORT LAUDERDALE, FL, OCTOBER 14, 2002 - Andrx Corporation (Nasdaq: ADRX) today announced that Judge Barbara S. Jones of the United States District Court for the Southern District of New York has issued a decision in the consolidated trial of AstraZeneca Plc ("Astra") and four generic pharmaceutical manufacturers, including Andrx. The court ruled that Astra's patents (Nos. '505 and `230) are valid, and that the bioequivalent version of Prilosec(R) developed by Andrx, as well as the products developed by Genpharm, Inc. ("Genpharm") and Cheminor Drugs, LTD, infringe those patents. The court also determined that the bioequivalent version of Prilosec developed by Kremers Urban Development Co. ("Kudco") does not infringe the asserted claims of those patents. The court has not yet made any rulings with respect to the `281 patent which was asserted solely against the Andrx product, and has not indicated when such ruling is expected.

Only the Andrx product has received final marketing approval by the United States Food and Drug Administration ("FDA"). Though the Kudco product has received tentative FDA approval, final approval of that product awaits the expiration or waiver of the 180-day period of exclusivity which has been awarded to Andrx and potentially Genpharm.

As previously disclosed, in order to maximize the commercial value of potential product launch opportunities, the Company initiated production of commercial quantities of certain products prior to final FDA approval and/or prior to resolution of patent infringement litigation. With respect to its generic version of Prilosec, as of September 30, 2002, Andrx had approximately $65 million of inventories and related purchase commitments for its generic Prilosec, comprised of $30 million of in-process inventories or finished goods, $15 million of raw materials and $20 million of open purchase commitments.
The Company is reviewing its inventories and purchase commitments and will establish an appropriate allowance against such inventories and record a liability for losses related to such purchase commitments in the third quarter of 2002 in light of this decision. The ultimate amount of this charge remains subject to further evaluation by management.

Commenting on the decision, Elliot F. Hahn, Ph.D., Andrx Chairman of the Board of Directors and President, said: "We are obviously exceedingly disappointed by the court's decision. We continue to believe that the Andrx product does not infringe Astra's patents and while we have the utmost respect for the court, we believe it arrived at the wrong conclusion. Just as Barr Laboratories lost in the lower court in its effort to market a generic version of Prozac(R), but prevailed on appeal, we remain optimistic that an Andrx generic version of Prilosec will ultimately be marketed. Andrx management and our legal teams are continuing to review the opinion to determine the specific basis of our appeal and considering our other options, including allowing our exclusivity rights to be used by others for the immediate benefit of our shareholders and consumers nationwide."

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Richard J. Lane, Andrx Chief Executive Officer, added, "Having agreed to join
Andrx earlier this year, I obviously expected Andrx to prevail in this litigation. But Andrx was, is, and always has been, more than just a Prilosec story. Andrx's business strategy is a combination of risks and rewards. The focus on applying Andrx's controlled release technologies toward developing and legally challenging generic versions of patent protected brand products is, by its very nature, wrought with uncertainty and an increased level of risk. But when successful, this higher risk strategy presents opportunities for sustained value, as evidenced by our generic Cardizem(R) CD product, which still only has two competitors since its launch over three years ago. It is for this reason Andrx started, and I have continued, a path of balancing these risks and rewards over a number of platforms.

"In the generic arena, Andrx has several other major opportunities," Mr. Lane said. "We have already won a summary judgment for our generic Wellbutrin SR(R)/Zyban(R) products, and we are continuing to manufacture commercial quantities as we continue to anticipate final FDA approval later this year. Brand versions of these products have combined U.S. brand sales in 2002 tracking at an annual rate exceeding $1.2 billion. We also anticipate receiving final marketing approval later this year for our generic Tiazac(R) product and plan to promptly market a generic version of this product, which is expected to have 2002 U.S. brand sales exceeding $250 million. We also have many other ANDAs pending approval at the FDA, and expect to file six more ANDAs before the end of the year. When combined with our generic distribution operation, which continues to be strong, we are able to further leverage the value of each of our products and at the same time participate in the continued expansion of the generic marketplace."

Mr. Lane continued, "And the prospects for the brand side of our business have never been brighter. Altocor(TM), our first internally developed product, is continuing to gain visibility into the marketplace, and with its recently approved additional indication for coronary prevention, we are increasing our spending for the marketing of Altocor. Moreover, we expect the filing of our second NDA product, Metformin XT in the near future."

Mr. Lane concluded, "Our goal continues to be to maximize shareholder value by transforming Andrx from a successful controlled release generic company with a distribution arm to a fully integrated specialty pharmaceutical company with a thriving national brand business. We have science, patented technologies, a strong balance sheet, and a quality management team, which we are looking to strengthen even more. Despite this Prilosec decision, Andrx remains committed and well positioned, with the necessary resources, to execute this transformation."

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CONFERENCE CALL

Management will host a conference call today, October 14, 2002, at 8:00 AM ET to discuss this court decision. Interested parties may participate in the call by dialing 1-800-915-4836 (domestic) and 1-973-317-5319 (international). The call will also be webcast live, and can be accessed at Andrx's website, www.andrx.com. A replay of the call will be available beginning at 10:30 AM ET on October 14, 2002 through October 28, 2002 at midnight. Replay numbers are:
1-800-428-6051 (domestic) and 1-973-709-2089 (international). The passcode for the replay is 264728.

ABOUT ANDRX

Andrx Corporation is a specialty pharmaceutical company engaged in the formulation and commercialization of oral controlled-release generic and brand pharmaceuticals utilizing its proprietary drug delivery technologies. Andrx also markets and distributes pharmaceutical products manufactured by third parties. This release and additional information about Andrx Corporation are also available on the Internet at: http://www.andrx.com.

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, there can be no assurance as to when or whether Andrx will appeal this decision or the results thereof or the amount of the third quarter 2002 charge, and words such as "may," "will," "to," "expect," "plan," "believe," "anticipate," "intend," "could," "would," "estimate," or "continue" or the negative or other variations thereof or comparable terminology is intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties. The Company is also subject to other risks as detailed from time-to-time in the Company's filings with the Securities and Exchange Commission.


Contacts:         Andrx Corporation
                  Gale A. Blackburn
                  Executive Director of Investor Relations
                  Phone:  954-217-4344
                  Email:  gblackburn@andrx.com